Exhibit 99.1

FOR IMMEDIATE RELEASE:	INVESTOR CONTACT:	Sandy Fabre
November 4, 2010		Nordstrom, Inc.
(206) 233-6563

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

Nordstrom Reports October Sales

SEATTLE, Wash. (November 4, 2010) – Nordstrom, Inc. (NYSE: JWN) today reported a 3.4 percent increase in same-store sales for the four-week period ended October 30, 2010 compared with the four-week period ended October 31, 2009. Preliminary total retail sales of $662 million for October 2010 increased 9.0 percent compared with total retail sales of $607 million for the same period in fiscal 2009.

Third quarter same-store sales increased 5.8 percent compared with the same period in fiscal 2009. Preliminary third quarter total retail sales of $2.09 billion increased 11.7 percent compared with total retail sales of $1.87 billion for the same period in fiscal 2009.

Year-to-date same-store sales increased 8.6 percent compared with the same period in fiscal 2009. Preliminary year-to-date total retail sales of $6.49 billion increased 13.5 percent compared with total retail sales of $5.72 billion for the same period in fiscal 2009.

SALES RECORDING

To hear Nordstrom’s pre-recorded October sales message, please dial (402) 220-6036. This recording will be available for one week.

OCTOBER SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales				Same-store Sales
	Fiscal 2010	Fiscal 2009	% Increase	Total	Full-line Stores	Direct	Multi-channel (Full-line Stores and Direct)	Rack Stores
October	$662	$607	9.0%	3.4%	4.8%	2.1%	4.5%	(1.7%)

Third Quarter	$2,087	$1,868	11.7%	5.8%	7.3%	7.6%	7.3%	(2.2%)

Year-to-date	$6,494	$5,719	13.5%	8.6%	8.9%	26.2%	10.2%	(0.4%)

Number of stores	10/30/10	10/31/09

Full-line	115	112
Rack and other	88	70

Total	203	182

Gross square footage	23,802,000	22,702,000

EXPANSION UPDATES

In October, the company opened three Nordstrom Rack stores in the Walter’s Crossing neighborhood in Tampa, Fla.; Lakewood Center in Lakewood, Calif.; and Burbank Empire Center in Burbank, Calif. Additionally, Nordstrom relocated its Northtown Mall Nordstrom Rack in Spokane, Wash. to Spokane Valley Plaza in Spokane Valley, Wash.

In November, Nordstrom plans to open one Nordstrom Rack store at Arrowhead Crossing in Peoria, Ariz.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar for the next three months currently includes:

Third Quarter Earnings Release	Mon., November 15, 2010
November Sales Release	Thurs., December 2, 2010
December Sales Release	Thurs., January 6, 2011
January Sales Release	Thurs., February 3, 2011
Fourth Quarter Earnings Release	Thurs., February 17, 2011

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 203 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 full-line stores, 85 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, the company’s planned store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of deteriorating economic and market conditions and the resultant impact on consumer spending pattern; our ability to respond to the business environment and fashion trends; our ability to safeguard our brand and reputation; effective inventory management; efficient and proper allocation of our capital resources; successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; trends in personal bankruptcies and bad debt write-offs; availability and cost of credit; impact of the current regulatory environment and financial system reforms; changes in interest rates; disruptions in our supply chain; our ability to maintain our relationships with vendors and developers who may be experiencing economic difficulties; the geographic locations of our stores; our ability to maintain relationships with our employees and to effectively train and develop our future leaders; our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us; successful execution of our information technology strategy; successful execution of our multi-channel strategy; risks related to fluctuations in world currencies; public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health; weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of any share repurchases, if any, by the company. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, and our Form 10-Q for the fiscal quarters ended May 1, 2010 and July 31, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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